UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 18, 2010 (October 13, 2010)

Ampal-American Israel Corporation
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	0-538 (Commission File Number)	13-0435685 (IRS Employer Identification No.)
555 Madison Avenue New York, NY, USA (Address of principal executive offices)	10022 (Zip Code)
(866) 447-8636 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 13, 2010, Merhav-Ampal Energy Ltd., a company formed under the laws of Israel (“MAE”), an indirect wholly owned subsidiary of Ampal-American Israel Corporation, a New York corporation (the “Company”), and 012 Smile Telecom Ltd., a company formed under the laws of Israel and a wholly owned subsidiary of MAE (“012 Smile”), entered into a Share Purchase Agreement (the “Agreement”) with Partner Communications Company Ltd., a company formed under the laws of Israel (“Partner”) for the sale by MAE of all the outstanding shares of 012 Smile.

The aggregate purchase price is approximately 692 million New Israeli Shekels (“NIS”) (approximately $191 million), of which approximately NIS 42 million (approximately $11.6 million) will be paid through an assignment of a third party receivable to MAE.  Concurrently with the execution of the Agreement, NIS 30 million (approximately $8.3 million) was deposited by Partner with MAE which, under certain circumstances, will be retained by MAE if the Agreement is terminated.  As part of the Agreement, Partner has also agreed to guarantee approximately NIS 800 million (approximately $221.6 million) of long-term debt of 012 Smile.

The Agreement contains, among others, customary covenants, representations and indemnities by the parties.  The representations and warranties made by the parties survive for a limited period of one year.

The transaction is subject to customary closing conditions, including regulatory approvals of the Israeli Ministry of Communications and the Israeli Antitrust Commissioner.  The transaction is expected to close within two to three months.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement which will be filed with the Company’s next quarterly report on Form 10-Q.

A copy of the Company’s press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1 and is incorporated in this report by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated October 13, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPAL-AMERICAN ISRAEL CORPORATION

Date: October 18, 2010	By:	/s/ Yoram Firon
Name: Yoram Firon
Title Vice President - Investments and Corporate Affairs

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EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Press release of Ampal-American Israel Corporation, dated October 13, 2010.